EXHIBIT 1.01
CONFLICT MINERALS REPORT OF
ROFIN-SINAR TECHNOLOGIES INC.
IN ACCORDANCE WITH RULE 13p-1
UNDER THE SECURITIES EXCHANGE ACT OF 1934
FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2014

Background - Dodd Frank

The United States Securities and Exchange Commission (“SEC”) has promulgated rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which require companies which file periodic reports with the SEC to prepare and file a report disclosing whether such companies’ products contain certain metals (gold, tungsten, tantalum and tin - collectively the “conflict minerals”), the commercial trade in which is believed to partially finance or benefit armed groups operating in the Democratic Republic of Congo (“DRC”) and surrounding region (the “Conflict Area”). These minerals are referred to as “conflict minerals” whether or not they are sourced from the Conflict Area.

I.	Introduction

This is the Conflict Minerals Report of ROFIN-SINAR Technologies Inc. (“ROFIN”, the “Company,” “we,” “us,” or “our”) prepared for calendar year 2014 (except for conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “Act”). Numerous terms in this Report are defined in Rule 13p-1 of the Act and Form SD and the reader is referred to those sources, and also to Release No. 34-67716 (August 22, 2012) of the Act (the “Adopting Release”) for such definitions.

In accordance with Rule 13p-1, we undertook efforts to determine whether the necessary conflict minerals in our products were sourced from the DRC or a Covered Country. The Company’s efforts are aligned with the internationally recognized due diligence framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Due Diligence Guidance”) and related Supplements.

The statements below are based on the due diligence activities performed to date and in good faith by ROFIN and are based on the infrastructure and information available at the time of this filing.  There are factors that could affect the accuracy of these statements.  These factors include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions by suppliers or smelters, evolving definition and confirmation of smelters, incomplete information from industry or other third-party sources, continuing guidance regarding the SEC final rules, and other issues.

1 The term “conflict mineral” is defined in Section 1502(e)(4) of the Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country.
2 OECD (2013), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing. http://dx.doi.org/10.1787/9789264185050-en

II.	Product Description

Products - ROFIN-SINAR Technologies is a leader in the design, development, engineering, manufacturing, and marketing of laser sources and laser-based system solutions for industrial material processing applications, which include primarily cutting, welding and marking a wide range of materials. The Company’s product portfolio ranges from single laser-beam sources to highly complex systems, covering all the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths. An extensive range of laser components completes the product portfolio. We have determined that tin, tantalum, tungsten and gold are either necessary to the functionality of certain of our products or are necessary to the production of such products.

Processing Facilities - Based on the input received from our suppliers, we have identified the smelter or refiner facilities which may have been used in the processing of conflict minerals used in our products. Existing smelters identified by ROFIN supply chain which are not yet certified as Conflict Free are listed in Appendix A to this report.

III.	Design of Due Diligence Measures

The Company’s overall conflict minerals program is based on the five-step framework of the OECD Due Diligence Guidance, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold.

ROFIN’s implementation of the five step framework consists of the following overarching steps which are discussed in further detail in Section IV.

Step 1:     Establish strong company management systems
Step 2:     Identify and assess risks in the supply chain
Step 3:     Design and implement a strategy to respond to identified risks

Step 4:	Carry out independent third-party audit of smelter/refiner's due diligence practices
Step 5:     Report annually on supply chain due diligence.

We relied upon multi-stakeholder initiatives that provide verification processes for conflict-free minerals from smelters or refiners who may provide those minerals to companies in our supply chain. The Company, as a purchaser of component parts, is many steps removed from the mining of conflict minerals; the Company does not purchase raw ore or unrefined conflict minerals, and conducts no purchasing activities directly in the Covered Countries.

IV.    Due Diligence Measures Performed

The following describes the measures taken to reasonably determine the country of origin and to exercise due diligence in the mineral supply chain in conformance with the OECD Due Diligence Guidance.

Step 1: Establish strong company management systems

a.
Conflict Minerals Policy - ROFIN adopted and published a policy establishing the expectations of our suppliers to responsibly source products on a conflict-free basis. The policy can be found at www.rofin.com/conflict_mineral_policy and will be periodically reviewed and updated, if necessary.

b.
Cross-Functional Team - We have assembled a core team of supply chain, logistics, and product managers to serve as subject matter experts and assist in identifying potential supplier sources of conflict minerals.

Step 2: Identify and assess risks in the supply chain

We performed the following steps as part of our risk assessment process:

a.
Determine Scope of Reasonable Country of Origin Inquiry (“RCOI”) - We identified direct suppliers to ROFIN’s manufacturing operations who provide materials and components for our products which might contain conflict minerals.

b.
Conduct RCOI - ROFIN utilized the industry-developed EICC-GeSI Conflict Minerals Reporting Template (“CMRT”) to query our suppliers. We requested this information from our Tier 1 suppliers who provide material and components that were within our scope. We evaluated the responses from the templates submitted by our suppliers to determine our reporting obligation based on this RCOI.

c.	Identify smelters/processors - ROFIN collected a list of smelters/processors that are in our supply chain by utilizing the CMRT.

Step 3: Design and implement a strategy to respond to identified risks

We performed the following steps as part of our risk management plan:

a.
Validate Conflict-Free Smelters - As part of the risk mitigation process we compared the list of smelters/processors collected from suppliers and compared it to the conflict-free smelter lists published by the Conflict-Free Sourcing Initiative (“CFSI”).

b.
Confirm Other Active Smelters - The list of uncertified smelters reported in Appendix A of Exhibit 1.01 was compiled by comparing the list collected from suppliers to the CFSI lists of active, but not yet certified as conflict-free, smelters.

Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices

ROFIN is relying on the CFSI’s published lists to verify the conflict-free status of smelters/processors that source from Covered Countries.
Existing smelters identified by ROFIN supply chain which are not yet certified as Conflict Free are listed in Appendix A to this report.

Step 5: Report annually on supply chain due diligence

ROFIN has determined that a portion of the conflict minerals used to manufacture our products originated from the Covered Countries. Based on our due diligence of the mineral supply chain, ROFIN has determined that our products are DRC conflict undeterminable at this time. Accordingly, this Conflict Minerals Report has been filed with the SEC and is available on our website at www.rofin.com/conflict_mineral_policy.

V.Product Determination

On the basis of the measures described above, the Company has determined that all of our products manufactured as of December 31, 2014, are considered to be "DRC Conflict Undeterminable". The Company is making this determination because it does not have sufficient information from suppliers or other sources at this time to conclude otherwise.

VI.    Steps to Improve Due Diligence

We will continue to communicate our expectations and information requirements to our direct suppliers. We will also continue to monitor changes in circumstances that may impact the facts or our determination. Over time, we anticipate that the amount of information globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. New suppliers will be reviewed for conflict minerals conformance during initial business reviews. If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship while that supplier improves its compliance program. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

In addition to those above, the Company will undertake the following steps during the next compliance period to improve the due diligence conducted and to further mitigate the risk that the necessary conflict minerals do not benefit armed groups, including:

•	Continue to collect responses from suppliers using tools such as the CMRT.

•	Compare and validate RCOI results to information collected via independent conflict-free smelter validation programs such as the CFSI.

•	Inform and encourage suppliers to transition to smelters identified by the due diligence process as “conflict-free” by an independent audit program such as the CFSI.

•	Continue to allow verified conflict-free material from the region to enter our supply chain.

•	Engage a qualified professional audit services firm to conduct an independent private section audit (IPSA) of the Company's process for calendar year 2015, as required by Rule 13p-1.

VII.    Independent Private Sector Audit

Not required for calendar year 2014.

Appendix A
ROFIN-SINAR Technologies Inc.
List of Uncertified Smelters or Refiners (SOR’s)
May 31, 2015

Metal	Smelter Name	Smelter Facility Location

Gold	Yunnan Copper Industry Co. Ltd.	China
Gold	China National Gold Group Corporation	China
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Gansu Seemine Material Hi-Tech Co. Ltd.	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	Hunan Chenzhou Mining Industry Group	China
Gold	Inner Mongolia Qiankun Gold and Silver	China
Gold	Jiangxi Copper Company Limited	China
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	China
Gold	Luoyang Zijin Yinhui Metal Smelt Co. Ltd.	China
Gold	Penglai Penggang Gold Industry Co. Ltd.	China
Gold	The Great Wall Gold and Silver Refinery	China
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Guangdong Jinding Gold Limited	China
Gold	Bauer-Walser AG	Germany
Gold	Doduco	Germany
Gold	Asaka Riken Co. Ltd.	Japan
Gold	Chugai Mining Co., Ltd.	Japan
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Yokohama Metal Co. Ltd.	Japan
Gold	Daejin Indus Co. Ltd.	Korea, Republic Of
Gold	Do Sung Corporation	Korea, Republic Of
Gold	Hwasung CJ Co. Ltd.	Korea, Republic Of
Gold	Korea Metal Co. Ltd.	Korea, Republic Of
Gold	Samwon Metals Corp.	Korea, Republic Of
Gold	Torecom	Korea, Republic Of
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	Caridad	Mexico
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	FSE Novosibirsk Refinery	Russian Federation
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	SOE Shylkovsky Factory of Precious Metals	Russian Federation
Gold	Cendres & Métaux SA	Switzerland
Gold	Colt Refining	United States
Gold	Sabin Metal Corp.	United States

Gold	So Accurate Group, Inc.	United States
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Tantalum	Shanghai Jiangxi Metals Co. Ltd.	China
Tin	Metallo Chimique	Belgium
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Soft Metais, Ltda.	Brazil
Tin	Cooper Santa	Brazil
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	Gejiu Zi-Li	China
Tin	Huichang Jinshunda Tin Co. Ltd.	China
Tin	Jiangxi Nanshan	China
Tin	Linwu Xianggui Smelter Co.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Yunnan Chengfeng Non-Ferrous Metals Co. Ltd.	China
Tin	Aurubis	Germany
Tin	PT Tommy Utama	Indonesia
Tin	PT Seirama Tin investment	Indonesia
Tin	CV Gita Pesona	Indonesia
Tin	CV JusTindo	Indonesia
Tin	CV Makmur Jaya	Indonesia
Tin	CV Nurjanah	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT HP Metals Indonesia	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Koba Tin	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Yinchendo Mining Industry	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Fenix Metals	Poland
Tin	Novosibirsk Integrated Tin Works	Russian Federation
Tin	Rui Da Hung	Taiwan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tungsten	Guangdong Xianglu Tungsten Industry Co.	China
Tungsten	Chongyi Zhangyuan Tungsten Co. Ltd.	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Hunan Chenzhou Mining Group Co.	China
Tungsten	Ganzhou Nonferrous Metals Smelting Co. Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China

Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical	China
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	China
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Wolfram Company CJSC	Russian Federation
Tungsten	Kennametal Huntsville	United States
Tungsten	Kennametal Fallon	United States
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam

[Note: The above-listed smelters were identified by ROFIN supply chain, but not yet certified as Conflict Free by CFSI based on reference to the CFSI website on April 30, 2015.]